EXHIBIT 11

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                 REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   UNAUDITED
                      (In thousands except per share data)


                                           Three Months Ended
                                                March 31,
                                            1994        1993
Primary:

  Earnings:
     Net income                            $79,779     $68,745
     Less preferred stock dividends          7,084       7,165

     Net income applicable to common
       stock                               $72,695     $61,580

  Shares:
     Average number of common shares
       outstanding                          52,557      52,196


  Net income per common share              $  1.34     $  1.18

Fully Diluted:

  Earnings:
     Net income applicable to common
       stock                               $72,695     $61,580

     Add dividends applicable
       to convertible preferred stock        2,911       2,911

     Net income applicable to common
       stock as adjusted                   $75,606     $64,491

  Shares:
     Average number of common shares
       outstanding                          52,557      52,196

     Add shares assumed issued upon
       exercise of stock options               270         287

     Add shares assumed issued upon
       conversion of preferred stock         3,569       3,569

     Average number of common shares
       outstanding as adjusted              56,396      56,052

  Net income per common share              $  1.34     $  1.15

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